Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THIS NOTE NOR ANY OF THE COMMON STOCK INTO WHICH THIS NOTE MAY BE CONVERTED MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ADVANCE NANOTECH, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Issue Date: September 18, 2009

SENIOR SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, (i) ADVANCE NANOTECH, INC., a Delaware corporation (hereinafter called “Borrower” or the “Company”), hereby promises to pay to _____________________, or its assigns (the “Holder”), without demand, the principal amount of ___________________________ ($_____________.00) on October 15, 2009 (the “Maturity Date”), if not paid sooner, and (ii) OWLSTONE NANOTECH INC., a Delaware corporation (hereinafter called “Owlstone”), hereby promises to pay to Holder, without demand all interest accruing on this Note, as provided herein, from the Issue Date through the Maturity Date.

This Note is one of the Notes (the “Notes”) issued by the Company pursuant to the Subscription Agreement dated as of September 18, 2009 (the “Subscription Agreement”) by and among the Company and each of the Subscribers named in Exhibit A thereto.  Certain rights under this Note are subject to action or inaction by the holders of 60% of the principal amount of the Notes issued and outstanding (the “Noteholders’ Supermajority”).  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.

ARTICLE I

GENERAL PROVISIONS

1.1           Payment Grace Period.  The Borrower and Owlstone shall have a ten (10) business day grace period to pay any amounts due under this Note, after which grace period and during the pendency of an Event of Default (as defined in Article III) a default interest rate of eleven percent (11%) per year shall apply to the amounts owed hereunder.

1.2.           Interest Rate.

(a)           Interest payable on this Note shall accrue at the rate of at the rate of three percent (3%) per month. Accrued interest shall be paid in full on the Maturity Date.

(b)           All accrued interest will be payable in shares of common stock, par value $0.001 per share, of Owlstone Nanotech, Inc., a Delaware corporation (“Owlstone Common Stock”).  The number of shares of Owlstone Common Stock to be issued shall be determined by dividing the aggregate accrued interest on the Notes by $0.25.

1.3.           Payment in Full on Maturity Date.  This Note shall be payable in full on the Maturity Date; provided, however, that the Borrower retains the right to prepay amounts under this Note without penalty.

1.4.           Extension of the Maturity Date.  Upon request of the Company and consent of the Noteholders’ Supermajority, the Maturity Date may be extended for a period of up to six (6) months.

ARTICLE II

CONVERSION

2.1           Conversion Options.  Upon satisfaction of the conditions set forth in Section 2.2 hereof, the principal on this Note shall automatically be converted to shares of Common Stock at a conversion price equal to $0.25 per share if (i) the Holder elects to have the Note so converted by delivering notice to the Company, (ii) the Company elects to have the Note so converted by delivering notice to the Holder or (iii) the Noteholders’ Supermajority elects to have all of the Notes so converted by delivering notice to the Company and the other holders of Notes.  Notwithstanding the foregoing, the conversion options shall be deferred until such time as the Company has taken such action as may be necessary to increase the number of shares of Common Stock the Company is authorized to issue.  If the foregoing conversion of the principal on this Note occurs, Owlstone shall also simultaneously issue shares of Owlstone Common Stock for the accrued interest thereon.

2.2.           Conditions to be Met.  The right of the Company to cause the Notes to be converted to shares of Common Stock shall not arise unless and until the following conditions have been satisfied:

(a)           The holders of all of the outstanding Senior Secured Convertible Notes issued by the Company during the calendar years 2007 and 2008 shall have executed and delivered to the Company a Waiver giving up all rights with respect to the price protection anti-dilution provisions in such notes and  attached warrants, and have agreed to convert said notes to equity subject to the Holders conditions having been satisfied; and

(b)           New capital in the amount of $5,000,000 shall have been raised by the Company through either the issuance of new notes, equity, or direct investment into the company; or

(c)           Noteholders’ Supermajority agree that the Company has reached a level of sustainable profitability, as defined by positive cash flow for at least two quarters.

2.3.           Issuance of Shares.  Shares of Common Stock acquired upon the conversion of this Note shall be deemed to have been issued to the Holder as of the date of the notice to the Company or the Holder, as the case may be.  Any certificates for the shares of Common Stock and Owlstone Common Stock so acquired shall be delivered to the Holder within a reasonable time, not to exceed four (4) business days, after receipt by the Company of this Note from the Holder, and such certificates shall be accompanied by payment of any amount in lieu of the issuance of a fractional share.

2.4.           Taxes on Issuance.  The issuance of shares of Common Stock upon conversion of this Note and the issuance of shares of Owlstone Common Stock as payment of interest on this Note shall be made without charge to the Holder, including, without limitation, any charge for any tax which may be payable in respect thereof, and such shares shall be issued in the name of, or in such names as may be directed by, the Holder; provided, however, that neither the Company nor Owlstone shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such shares in a name other than that of the Holder, and neither the Company nor Owlstone shall be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof has paid to the Company or Owlstone, as applicable, the amount of such tax or has established to the reasonable satisfaction of the Company or Owlstone, as applicable, that such tax has been paid.

2.5.           Reservation of Shares.  The Company shall at all appropriate times reserve and keep available, solely for issuance or delivery upon the conversion of this Note, the shares of Common Stock issuable upon the conversion of this Note, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights.  Owlstone shall at all appropriate times reserve and keep available, solely for issuance or delivery upon payment of interest on this Note, the shares of Owlstone Common Stock issuable upon such payment, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following events of default (each an “Event of Default”) shall, at the option of the Noteholders’ Supermajority, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower or Owlstone, as applicable, fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date.

3.2           Breach of Covenant.  The Borrower or Owlstone breaches any material covenant or other material term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after written notice to the Borrower from the Noteholders’ Supermajority.

3.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower or Owlstone made herein or in the Subscription Agreement shall be false or misleading in any material respect as of the date made.

3.4           Receiver or Trustee.  The Borrower or Owlstone shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower or Owlstone is not dismissed within sixty (60) days of appointment.

3.5           Judgments.  Any money judgment shall be entered or filed against Borrower or Owlstone or any of its respective property or other assets for more than $250,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.6           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any substantially similar law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or Owlstone and if instituted against Borrower or Owlstone are not dismissed within sixty (60) days of initiation.

3.7           Non-Payment.   A default by the Borrower or Owlstone under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than ninety (90) days after the due date, unless the Borrower or Owlstone, as applicable, is contesting the validity of such obligation in good faith.

ARTICLE IV

SECURITY INTEREST

4.           Security Interest.   This Note is secured by a first priority security interest granted to a collateral agent for the benefit of the holders of Notes pursuant to (i) a Pledge and Security Agreement, dated as of April 9, 2009, between the Company and the Collateral Agent and (ii) a Security Agreement, dated as of September 18, 2009, between Owlstone and the Collateral Agent.

ARTICLE V

MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be (i) if to the Borrower, to Advance Nanotech, Inc., 400 Rella Blvd., Suite 160, Montebello, New York 10901, Attn: Thomas Finn, telecopier: 845-533-4232, (ii) if to Owlstone, to Owlstone Nanotech Inc., 400 Rella Blvd., Suite 160, Montebello, New York 10901, Attn: Thomas Finn, telecopier: 845-533-4232 and (iii) if to any Holder, to the name, address and telecopy number as shown on the books of the Company.

5.3           Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4           Assignability.  This Note shall be binding upon the Borrower and Owlstone and their respective successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder reasonable costs of collection, including reasonable attorneys' fees.

5.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought under this Note shall be brought only in the state courts of New York in the County of New York or in the federal courts located in the State and County of New York.  Subject to the foregoing, the Company, Owlstone and the Holder each hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder, shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens and hereby waives trial by jury.  The prevailing party to any action shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

5.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower or Owlstone to the Holder pursuant to this Note and thus refunded to the Borrower or Owlstone, as applicable.

5.8.           Remedies.   This Note shall be deemed an unconditional obligation of Borrower for the payment of money, without limitation to any other remedies available to any Holder.

5.9           Non-Business Days.   Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Owlstone have each caused this Note to be signed in its respective name by an authorized officer as of this 18th  day of September, 2009.

ADVANCE NANOTECH, INC.

By:________________________________
Name: Thomas P. Finn
Title:  Chief Financial Officer

OWLSTONE NANOTECH INC.

By:________________________________
Name: Thomas P. Finn
Title:  Chief Financial Officer